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                                                                  EXHIBIT 99(e)


                            FIRST UNITED BANK GROUP
                          INCENTIVE STOCK OPTION PLAN
                      (AS AMENDED THROUGH JUNE 25, 1993)


  1. Purpose of the Plan: The purpose of this Incentive Stock Option Plan (the "Plan") is to promote the interest of First United Bank Group (the "Company") and its shareholders by encouraging selected employees ("Eligible Employees") to invest in shares of the Company's common stock, thereby giving them as shareholders an increased personal interest in its continuing success and progress and strengthening their desire to continue their employment. Options granted pursuant to the Plan are intended as "Incentive Stock Options," entitled to the treatment provided for such options under the Internal Revenue Code of 1954, as amended ("Code").

  2. Stock Option Committee: The Board of Directors shall appoint a Stock Option Committee (the "Committee") of not less than three members to administer the Plan and the options granted thereunder. No member of the Committee shall be eligible to receive any option or right pursuant to the Plan. The authority of the Board of Directors to grant and administer options is delegated to the Committee to the full extent permitted by law.

  3. Eligible Employees and Shares Subject to the Plan: Any officer of the Company and any officer of a subsidiary corporation of the Company of which the company owns 80% or more of the outstanding voting securities is eligible to receive options pursuant to the Plan ("Eligible Employees"). The Committee may grant, in accordance with its written policies and in its discretion, options to purchase authorized but unissued shares or treasury shares of the common stock of the Company to Eligible Employees selected by it, subject to the terms and conditions hereinafter set forth. Subject to adjustments set forth in Paragraph 10, the aggregate number of shares to be delivered upon exercise of all options granted under the Plan shall not exceed 300,000, but if any option is terminated, shares subject thereto may again be made the subject of options under the Plan. Shares delivered under the Plan shall be fully paid and nonassessable. The aggregate fair market value (determined at the time an option is granted) of the stock with respect to which options are exercisable for the first time by an Eligible Employee during any calendar year (under all incentive stock option plans of the Company and its subsidiary corporations as contemplated in Section 422A(b)(7) of the Code) shall not exceed $100,000.

  4. Option Price: The purchase price to be paid for each share of common stock deliverable under the Plan shall be determined by the Committee at or prior to the time the option is granted, but in no event shall it be determined to be less than the fair market value per share at the time the option is granted. Fair market value shall be the last bid price published before the date the option is granted if the stock of the Company is traded in the over-the-counter market and if traded on a recognized stock exchange fair market value shall be the last closing price published before the date the

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option is granted; quotations may be taken from the Wall Street Journal or other recognized publications.

  5. Time of Exercise: Except as provided in paragraphs 6 and 9, no portion of an option granted under the Plan may be exercised for a period of three years following the date of the grant of such option. After the expiration of this three year period, a person who remains an Eligible Employee may exercise up to twenty-five percent (25%) of the amount of the original option and at the end of each twelve (12) month period thereafter may exercise an additional twenty-five percent (25%) of the original option plus any unexercised part of the original option which has become exercisable by the passage of time as provided in this paragraph.

  Each option granted under the Plan shall expire ten years after the date on which such option was granted except as provided in paragraph 9.

  No option shall be exercisable with respect to fractional shares. No option granted before 1987 shall be exercisable by an Eligible Employee while there is outstanding any option which was granted to such Eligible Employee pursuant to the Plan prior to the grant of the option which the Eligible Employee seeks to exercise.

  6. Termination of Employment: Any Eligible Employee who resigns before the Normal Retirement Date as defined in the Retirement Plan for Employees of United New Mexico Financial Corporation or is terminated from employment, on the basis of work performance or other factors as determined by the Company, shall be permitted to exercise only those options which he/she is entitled to exercise under the terms of Paragraph 5 at the date of termination.

  Eligible Employees who retire on or after Normal Retirement Date as defined above, Eligible Employees who become disabled within the meaning of Section 105(d)(4) of the Code and the transferees by valid will or the laws of descent and distribution of an option held by an Eligible Employee, may exercise all unexercised options including options not vested at retirement, disability or death.

  Any Eligible Employee who is terminated for reasons such as fraudulent activity, wilful violations of law, or other serious factors, may, in the discretion of the Committee, be subject to forfeiture of all rights and options granted to him/her pursuant to this Plan. The determination of such a forfeiture shall be made only after the Company has demonstrated and documented to the Committee the occurrence of such activity by the Eligible Employee in question. Upon consideration of such evidence, the Committee shall make, in its sole discretion, an independent determination as to whether the rights and options in question shall be forfeited. This determination by the Committee shall be conclusive as to all parties.

  A retired or terminated employee who is eligible to exercise options under the Plan must do so within three (3) months of termination except if termination is due to

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disability (within the meaning of Section 105(d)(4) of the Code) or death, options must be exercised within one (1) year of termination.

  7. Manner of Exercise: The exercise of any option granted pursuant to the Plan shall be accomplished by giving written notice to the Company, in the manner specified by Paragraph 14(d) herein, which specifies the number of shares to be purchased and is accompanied by cash payment in full unless paid for by the Company's stock if allowed to do so under Paragraph 14(e).

  8. Options Not Transferable: Each option shall be exercisable only by the Eligible Employee to whom such option was granted. If such Eligible Employee dies during the term of the option, the option may be transferred by valid will or the laws of descent and distribution. Each option so properly transferred may be exercised, in conformity with the terms of this Plan. Any attempt to transfer an option not in conformity with this paragraph shall immediately render the option and all rights thereunder null and void.

  9. Options Granted to Principal Shareholders: No option shall be granted to an Eligible Employee who owns, at the date the option is granted, more than ten percent (10%) of the voting stock of the Company, or any subsidiary thereof, unless:

     a. the option price as granted is equal to at least 110% of fair market value of the shares at the date of the grant; and

     b. no option granted to such Eligible Employee shall be exercised for a period of one year following the date of the grant of such option.
        After the expiration of this one year period, such Eligible Employee, if remaining an employee of the Company, may exercise the options held during this period at a rate of twenty-five (25%) per each successive twelve-month period, on a cumulative basis; and

     c. all options issued under this paragraph shall be exercised within five
        (5) years after the date such options were granted.

     10. Adjustment of Shares: If dividends are paid in common stock of the Company or if common stock of the Company is subdivided or combined, the number of shares subject to the Plan and the number of shares subject to any option thereunder shall be increased or decreased proportionately, as the case may be, without change in the aggregate price.

     11. Reorganization, Mergers and Consolidations: In the event of any merger or consolidation of the Company with another corporation, the sale, lease or exchange of all or substantially all of the Company's assets or if fifty percent (50%) or more of the Company's outstanding voting stock simultaneously changes ownership, all

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outstanding options granted under the Plan shall become fully exercisable at the date of such merger, consolidation, sale, lease, exchange or change in ownership.

     12. Administration: Each option shall be granted by the Committee and shall contain other terms and conditions not inconsistent with the Plan or applicable law which are deemed prudent by the Committee. Subject to the provisions of the Plan, the Committee shall be authorized to interpret the Plan and the options granted thereunder, to establish, amend and rescind such rules and regulations as it deems necessary for the proper administration of the Plan, and to make all other determinations necessary or advisable for its administration. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option in the manner and to the extent it deems desirable to carry the Plan or option into effect. The determination of the Committee on these matters of administration shall be conclusive as to all parties.

     13. Effective Date: The Plan shall first be submitted for approval to the Board of Directors of the Company. Thereafter it shall be submitted to the shareholders of the Company for their approval. If the Plan is approved by the holders of a majority of the outstanding shares of the Company within twelve
(12) months after the approval of the Board of Directors, the Plan shall be effective as of the date of approval of the Board of Directors.

     14.  Other Provisions:

     a. No Eligible Employee shall have the right to purchase any shares under the Plan other than pursuant to an option or options expressly granted to such Eligible Employee by the Committee, in its sole discretion.

     b. No holder of any option shall be entitled to any rights of a shareholder of the Company with respect to any shares subject to the option until the shares have been fully paid for and issued to such holder.

     c. No option shall be construed as limiting any right which the Company may have to terminate at any time the employment of any Eligible Employee to whom an option is granted.

     d. Notice to the Company as required herein shall be addressed to the attention of its Secretary at its principal offices.

     e. The Committee may, in its sole discretion, allow an employee to pay for the stock to be obtained from the exercise of an option with common stock of the Company having a fair market value on the date of exercise equal to the exercise price.

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     f. The Board of Directors or an authorized committee thereof may make additional payments to an Eligible Employee in cash or property at the time of exercise of any option.

     g. The Board of Directors shall have the authority to amend this Plan, by corporate resolution, at any time and in any manner they deem to be advisable, except no amendment shall adversely affect options previously granted.

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